UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): September 24, 2010

Palatin Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15543	95-4078884
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

4C Cedar Brook Drive, Cranbury, NJ	08512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (609) 495-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit or Disposal Activities.

On September 24, 2010, Palatin Technologies, Inc. (the “Company”) implemented a realignment and reduction of workforce (“Reduction of Workforce”) pursuant to which the Company’s workforce will be reduced by approximately 50% by December 31, 2010, leaving it with approximately 20 employees. The Company undertook the Reduction of Workforce in order to conserve cash and align its workforce with anticipated staffing needs for its strategic decision to focus resources and efforts on clinical trials for bremelanotide and PL-3994 and preclinical development of an inhaled formulation of PL-3994 and a new peptide drug candidate for sexual dysfunction.  As part of this decision, the Company has suspended further research and development efforts on new product candidates.

The Company currently expects to incur expenses associated with one-time termination benefits of approximately $800,000. The estimate of costs that the Company expects to incur is subject to a number of assumptions, and actual results may differ.

A copy of the Company’s press release issued September 24, 2010 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In the September 24, 2010 press release, the Company also announced that a 1-for-10 reverse stock split will become effective with the opening of trading on September 27, 2010. The primary objective in effecting a reverse stock split at this time is to enable the Company to maintain listing of its common stock on NYSE Amex.  The Company’s common stock will continue trading on NYSE Amex and will begin trading on a split-adjusted basis at the opening of trading on Monday, September 27, 2010.

As announced by the Company in its Current Report on Form 8-K filed on May 14, 2010, at the Company’s annual meeting of stockholders held on May 13, 2010, stockholders approved an amendment to the Company’s restated certificate of incorporation to effect a reverse stock split.

At the effective time of the reverse stock split, every ten (10) shares of the Company’s pre-split common stock, par value $0.01 per share, will automatically be consolidated into one (1) post-split share of common stock, par value $0.01 per share. The reverse stock split will automatically convert all of the Company’s issued and outstanding common stock, and all unexercised warrants and options will automatically be reduced by the same factor. As a result of the reverse split, there will be approximately 11.8 million issued and outstanding shares of common stock and 40 million authorized shares of common stock.  The reverse stock split will not materially affect any shareholder’s ownership percentage of the Company’s common stock.  No fractional shares will be issued in connection with the reverse stock split, and holders who otherwise would have received fractional shares will receive an amount in cash equal to the value of such fractional shares based on the closing price of the Company’s common stock for the five trading days ending September 24, 2010.

Existing stockholders holding common stock certificates will receive a letter of transmittal from the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, with specific instructions regarding the exchange of shares.

Palatin common stock will trade under a new CUSIP number effective September 27, 2010.

A copy of the certificate of amendment to the Company’s restated articles of incorporation is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)            Exhibits:

99.1	Press release dated September 24, 2010

99.2	Certificate of amendment filed on September 24, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALATIN TECHNOLOGIES, INC.

Date:  September 24, 2010                                                                                                                     By:  /s/ Stephen T. Wills
                                                    Stephen T. Wills, CPA, MST
                                                    Executive Vice President - Operations and Chief Financial Officer